UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 29, 2012

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 29, 2012, Lexmark International Technology S.A., a Switzerland joint stock company (“LITSA”) and Lexmark International (Asia) S.A.R.L., a Switzerland private limited company (“LIA” and together with LITSA, “Buyer”), each wholly-owned subsidiaries of Lexmark International, Inc. (“Lexmark”), a Delaware corporation, and the shareholders of BDGB Enterprise Software (LUX), S.C.A., a Luxembourg limited partnership (“Target”), and BDGB Enterprise Software GP S.a. r.l., a Luxembourg private limited liability company (“GP”) (collectively, the “Sellers”) entered into an agreement for the sale and purchase of all of the issued and outstanding securities of Target and GP (the “Securities Purchase Agreement”), effective as of February 29, 2012 (the “Closing Date”).

Pursuant to the Securities Purchase Agreement, Buyer acquired GP and Target, including its wholly owned subsidiaries, Brainware, Inc., a Virginia corporation, Brainware Technology GmbH, a German company with limited liability, and BDGB Enterprise Software Sarl, a Swiss private limited liability company (collectively, “Brainware”) for total cash consideration of approximately $148 million.  Approximately seven and one-half percent of the Purchase Price will be placed in escrow for a period of 18 months following the Closing Date to secure indemnification obligations of the Sellers relating to the accuracy of representations and warranties and the satisfaction of covenants.  Each of Buyer, Sellers, GP, Target and Brainware has made customary representations and warranties and covenants in the Securities Purchase Agreement.

Item 8.01.  Other Events.

On March 5, 2012, Lexmark issued a press release announcing the acquisition of Brainware, a leading provider of intelligent data capture software.  The text of the press release announcing the acquisition of Brainware is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated March 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

March 5, 2012

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated March 5, 2012.